UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2010
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement
(a) On April 23, 2010, Trico Marine Services, Inc. (the “Company” or “Trico”) entered into the Eleventh Amendment to Credit Agreement (the “Eleventh Amendment”) by and among Trico, as borrower, Trico Marine Assets, Inc., a Delaware corporation, and Trico Marine Operators, Inc., a Louisiana corporation, as guarantors, Nordea Bank Norge ASA, Cayman Islands Branch, as a lender, and Nordea Bank Finland plc, New York Branch (“Nordea”), as administrative agent. The Eleventh Amendment amends the Amended and Restated Credit Agreement dated as of August 29, 2008, as amended (the “Credit Agreement”), to provide that Trico and its subsidiaries may make cash capital contributions and/or loans to joint ventures and other Trico subsidiaries with the written consent of Nordea, provided that no written consent is necessary if the ultimate recipient of the proceeds is a Credit Party to the Credit agreement or to the Trico Shipping Working Capital Facility (as defined below).
The preceding description of the Eleventh Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Eleventh Amendment filed as Exhibit 10.1 to this report, which is incorporated herein by reference.
Relationships
Nordea serves as administrative agent, book runner and joint lead arranger under a credit agreement providing for up to $26,000,000 in revolving loans for which Trico Shipping AS, a Norwegian limited company and indirect wholly owned subsidiary of Trico, is the borrower (the “Trico Shipping Working Capital Facility”).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Chief Accounting Officer. On April 27, 2010, the Company announced that, effective April 16, 2010, Jeff Favret, age 49, was appointed Chief Accounting Officer of the Company. Mr. Favret’s base salary is $220,000.
Mr. Favret was previously employed by Postlethwaite & Netterville, an accounting and business advisory firm, as a senior manager between August 2007 and April 2009. He was promoted to partner in April 2009. Prior to joining Postlethwaite & Netterville, Mr. Favret was a senior manager with Ernst & Young, where he was employed since January 1995. Over the last eight years with Ernst & Young and Postlethwaite & Netterville, Mr. Favret primarily participated in audit activity for clients in the energy, oilfield services, manufacturing and construction industries. Mr. Favret also participated in several international energy and construction client audit engagements over the last eight years.
Letter Agreement (“Letter Agreement”) with Mr. Favret. On April 16, 2010, Mr. Favret entered into the Letter Agreement with the Company. Pursuant to the Letter Agreement, if Mr. Favret’s employment is (i) terminated in connection with, based upon, or within 12 months after, a Change in Control (as defined in the Letter Agreement) or (ii) based upon, or within 12 months after, a Change in Control (as defined in the Letter Agreement), there has been a significant reduction in the nature or scope of Mr. Favret’s duties and responsibilities or the assignment to Mr. Favret of duties and responsibilities that are materially inconsistent with the position of Chief Accounting Officer, then the Company shall provide Mr. Favret a lump sum cash payment equal to the sum of 3 times Favret’s annual base salary at the rate in effect under the Favret Letter Agreement on the date of termination (or, if higher, Mr. Favret’s annual base salary in effect immediately prior to the Change in Control).
Annual Incentive Plan Participation for Mr. Favret. For the fiscal year ending December 31, 2010 (the “2010 Fiscal Year”), Mr. Favret will participate in the Company’s Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan will make Mr. Favret eligible for bonus payments based upon achieving target performance levels. The payout multiples and target mix and weighting of the performance goals under the Incentive Plan for Mr. Favret as Chief Accounting Officer for the 2010 Fiscal Year will be as follows:
Payout Multiples

Threshold Incentive Compensation (% of base salary)	20%
Target Incentive Compensation (% of base salary)	40%
Maximum Incentive Compensation (% of base salary)	80%
Performance Measures

Safety	45%
Corporate EBITDA	30%
Individual	25%

There are no arrangements or understandings between Mr. Favret and any other person pursuant to which he was selected as Chief Accounting Officer. The Company is not aware of any transaction in which Mr. Favret has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Eleventh Amendment to Credit Agreement dated as of April 23, 2010, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto and Nordea Bank Finland plc, New York Branch as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 27, 2010

TRICO MARINE SERVICES, INC.
By:	/s/ Rishi A. Varma
	Name:	Rishi A. Varma
	Title:	Chief Operations Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Eleventh Amendment to Credit Agreement dated as of April 23, 2010, among Trico Marine Services, Inc., the guarantors party thereto, the lenders party thereto and Nordea Bank Finland plc, New York Branch as administrative agent.